Exhibit 10.1

Modena 3 March, 2021

To:

Ideanomics, Inc.

1441 Broadway, Suite 5116

New York, NY 10018

by email

RE: ENERGICA MOTOR COMPANY S.P.A. – INVESTMENT AGREEMENT

Dear Sirs,

Further to our understandings, we submit for your approval, to be given in a letter wholly incorporating the content hereof, the following proposal for a

INVESTMENT AGREEMENT

between

(1)	Energica Motor Company S.p.A., a joint stock company incorporated under the laws of Italy, with registered office in Via Cesare della Chiesa, 150, Modena (MO), registered with the Companies’ Register of Modena, Tax Code and VAT no. 03592550366 (“Energica” or “Company”), represented by Livia Cevolini, Chief Executive Officer, duly empowered.

– of the one side –

and

(2)	Ideanomics, Inc., a Nevada corporation, having its registered office in with offices at 1441 Broadway, Suite 5116, New York, NY 10018 (“Investor”), represented by Alfred Poor, Chief Executive Officer, duly empowered.

– on the other side –

WHEREAS

(A)	Energica is within the field of the manufacturing, commercialization and distribution (to wholesaler and retailer) of super-sporty electrical motor-vehicles and related equipment.

(B)	As of the date hereof, the authorized and resolved upon share capital of Energica is equal to euro 222.666,57, subscribed and paid-up for euro 222.666,57, and is divided into no. 22.266.657 ordinary shares without nominal value, which are admitted to trading on the AIM Italia, a multilateral trading facility organized and managed by Borsa Italiana S.p.A. (“AIM Italia”)

(C)	On 22 June 2018, the shareholders meeting of Energica resolved inter alia upon: (i) the granting to the board of directors of Energica (“Board of Directors”) the faculty to resolve upon the divisible increase of the share capital of the Company, in one or more instances, for an amount equal to euro 20,000,000, against the issuance of ordinary shares of the company, without nominal value, both to be offered for subscription to the existing shareholders pursuant to article 2441, paragraph 1, of the Italian Civil Code as well as pursuant to article 2441, paragraph 5, of the Italian Civil Code (and hence with the exclusion of the option right of the existing shareholders); (ii) the granting to the Board of Directors all necessary powers to establish, in the case of a share capital increase with the exclusion of the option right of the existing shareholders, the recipients or type or category of individuals or entities to which reserve the subscription of such share capital increase; and (iii) established the relevant criteria by which the Board of Directors shall abide in connection with the exercise of the mandate and powers granted thereto under (i) and (ii) above.

(D)	On 2 March 2021, the Board of Directors resolved inter alia upon: (i) an increase of the share capital of the Company, in one or more instances, for an amount up to euro 17,000,000, against the issuance of ordinary shares of the company, without nominal value, to be offered pursuant to article 2441, paragraph 5, of the Italian Civil Code (and hence with the exclusion of the option right of the existing shareholders).

(E)	The Investor is a company active within the field of electric vehicle and is pursuing a strategy of acquiring and investing in companies involved in the manufacturing, assembly, sales, and marketing of Electric Vehicles of all types, from mopeds through to heavy trucks, as well as EV charging companies and complimentary services businesses.

(F)	The Investor interest in acquiring shares of Company can be summarized by the following: (i) Energica’s high-performance motorbikes are powered by battery and charging technology which has been developed in-house by Energica;(ii) the Investor has the majority ownership of Treeletrik, a Malaysia-based manufacturer and seller of EV mopeds, which may possibly be able to make use of Energica’s in-house battery and charging technologies through a commercial relationship with Energica; (iii) the Investor is also seeking a reciprocal relationship with Energica, whereby Energica and Treeletrik may leverage each other’s sales and distribution networks for the benefit of increased sales and market development.

(G)	On 2 March 2021 the Investor and the Company have entered into a letter of intent related to the investment by the Investor in Energica of an amount equal to euro 10,909,091 against the subscription of an increase of Energica reserved share capital, with a view to acquire a participation of approximately 20% in Energica share capital, and in any event, no less than 20.0% following the completion of the Transaction.

(H)	In addition, with the subscription of the New Shares by the Investor Energica intend to place up to euro 3 million to with both existing and new investors.

(I)	On the basis of the foregoing, the Parties intend to regulate the terms and conditions of the capital increase and of the subscription and payment thereof by the Investor, upon the terms and conditions set out in this agreement (the “Transaction”).

Now, therefore, the Parties hereby agree as follows:

TITLE I

– PRELIMINARY PROVISIONS –

1.	Definitions

For the purposes of this Agreement, the terms and expressions listed below, when starting with a capital letter, shall have the meaning set out or referred to in this Article 1:

“Affiliate”	with respect to any Person, any Person Controlling, Controlled by or under common Control with such Person.
“Authority”	any Italian, foreign, in the EU or international, private or public, state, regional, provincial, municipal or local body carrying out legislative, judicial or administrative functions (including independent authorities such as the AGCM and social security institutions), or executive or arbitral functions, as well as any officer, member, apparatus, office or organ of the same.

“Board of Directors”	as defined in Recital (C).
“Business Day”	any calendar day, excluding (a) Saturdays and Sundays; (b) the other days in which banking institutions are not open to the public in Milan.
“Capital Increase”	as defined in Paragraph 3.1.
“Closing”	as defined in Paragraph 4.3.
“Closing Date”	the date that the Parties will agree upon in writing, which in any case shall fall no later than 5 March 2021.
“Control”, “Controlling” and “Controlled”	as defined in accordance with the meaning set forth in article 2359, paragraph 1, no. 1, of the Italian Civil Code
“Energica”	as defined in paragraph (1) of the Preamble of this agreement.
“Executive Acts”	as defined in Paragraph 4.5.
“Investor”	as defined in paragraph (2) of the Preamble of this agreement.
“Law”	any law, regulation, decree, directive, convention, order, decision, custom or other source of law or Order, be it at a State, regional, provincial, municipal, local, foreign, international or EU level.
“New Shares”	as defined in Paragraph 3.1.
“Order”	any sentence, order, ordinance, decree, decision, judgement, opinion, directive, award, injunction, assessment, payment order or other order from any Authority whatsoever.
“Paragraph”	any paragraph of any Article.
“Parties”	collectively, Energica and the Investor.
“Person”	any natural or legal person, even if not recognised, and Authority.
“Restriction”	any real or pre-emption right, assignment obligation, option, co-sale right or obligation, or any other limitation (of a legal, judicial or contractual nature) on the transfer, use, enjoyment, fruition or the exercise of any other right on a property (including, with reference to the Shares, voting and profit-sharing rights as well as all the other administrative and property rights attached thereto).
“Subscription Price”	as defined in Paragraph 3.1.
“Tax”	with reference to a Person, any liability, payment obligation or any other tax and administrative obligation of said Person, including any charge, tax, levy (whether direct or indirect), excise tax, duty, burden, withholding tax or contribution (including social security contribution) imposed by any Authority whatsoever (including those due as withholding agent) as well as any interest or penalty in connection thereto.
“Transaction”	as defined in Recital (I).

2.	Interpretation Rules

2.1	In this Agreement, unless a different intention of the Parties clearly appears from the context:

(a)	the definition of any name shall also include all its declensions and the definition of any verb shall also include all its conjugations;

(b)	reference to any contract or document shall also be construed as a reference to the recitals as well as to the amendments, if any, thereof (in particular, any reference to this Agreement shall also be construed as a reference to the Recitals thereof, which are an integral and essential part thereof and constitute as well a covenant between the Parties);

(c)	reference to a Law or a provision thereof shall also be construed as a reference to that Law or provision thereof, as may be subsequently amended or interpreted as well as to any order implementing such Law or provision thereof;

(d)	reference to any Person shall include also its successors, transferees or authorised assignees;

(e)	the words “including”, “inclusive”, “included” or equivalent words shall be interpreted just by way of an example, and not by limitation;

(f)	whenever a provision in this Agreement provides for a Party to “cause” (or equivalent words) a Person to perform (or not to perform) a certain act, such provision shall be interpreted as a promise of the fact of the third party (“promessa del fatto del terzo”) pursuant to and for the purposes of Article 1381 of the Italian Civil Code.

TITLE II

– INVESTMENT IN ENERGICA –

3.	Capital Increase

3.1	The Investor undertakes to, and Energica shall procure the Investor to be granted the right to, invest in Energica and to acquire a shareholding representing 20.00% of Energica share capital (“Capital Increase”) through the subscription of no. 6,128,703 new ordinary shares of Energica (“New Shares”) against the payment by the Investor of an amount equal to euro 10,09,091 at a subscription price equal to euro 1,78 (“Subscription Price”), provided that the number of New Shares shares subscribed to by Investor are equal to 20.00% of Energica share capital post Transaction.

3.2	The New Shares will be duly authorized, validly issued and free and clear of any Restrictions and, as a consequence, on the Closing Date, will be free for subscription by the Investor pursuant to the terms and conditions of this agreement.

3.3	Energica shall cause the resolutions adopted by the Board of Directors under Paragraph 3.2 to be regularly filed with the competent Companies’ Register pursuant to article 2436 of the Italian Civil Code as soon as practically possible and in any case by and not later than 2 Business Days from the date of the Board of Directors meeting.

3.4	Energica shall procure any and all corporate steps and any other actions or fulfilments (including any reports or resolution which is necessary or opportune for the purpose and in order for the resolutions of the Board of Directors under Paragraph Recital (F) to be validly adopted and to be enrolled with the competent Companies’ Register (so that the Capital Increase shall be effective) as soon as practicable.

3.5	The Investor hereby undertakes to subscribe for and fully pay-up, on the Closing Date, the Capital Increase on the terms and conditions provided under Paragraph 3.1.

4.	Closing

4.1	The Closing Date shall be on March 5, 2021 (the “Closing Date”) or such other date as the Company and the Investor may agree upon in writing.

4.2	At Closing, the Parties shall perform all the actions necessary to perform this agreement and to fulfil the obligations indicated under this Article 4, provided that all actions at Closing shall be considered to occur simultaneously and, unless all of the following is satisfactorily completed, the Closing and any of the transactions here below shall be deemed not to have occurred.

4.3	On the Closing Date, the Parties shall perform the following acts and fulfil the following requirements (the “Closing”):

(a)	Energica shall procure that the New Shares are credited through the facilities and in accordance with the procedures of Monte Titoli S.p.A. to an account or accounts designated by the Investor. Against delivery of the New Shares, the Investor shall pay or procure there to be paid an amount in Euros equal to the number of New Shares multiplied by the Subscription Price, in same-day funds to an account or accounts designated by Energica;

(b)	Energica shall perform all filings, entries and registrations with the competent Authorities (including the competent Companies’ Register) necessary in connection with the subscription of the Capital Increase and payment of the relevant Subscription Price by the Investor (including in order for such subscription to become effective and enforceable vis-à-vis any third Person);

(c)	the Parties shall execute and deliver any such other actions and documents that are contemplated by this agreement or that may be reasonably required by applicable Laws and regulations in order to complete the Transaction set forth in this agreement or in connection therewith.

4.4	The effect of the Closing is subject to the proper fulfilment of all obligations provided for in Paragraph 4.3, which – irrespective of the timeline of their fulfilment – shall be regarded as simultaneously fulfilled as part of a single and indivisible act.

4.5	All acts that will be carried out, the agreements that will be entered into and the documents that will be executed or exchanged on the Closing (jointly, the “Executive Acts”) shall merely enforce the covenants contained in this Agreement. Therefore, none of the Executive Acts shall have the effect to novate or amend this Agreement and the covenants contained herein shall prevail in any case of conflict with the Executive Acts.

TITLE III

– OTHER ANCILLARY AGREEMENTS –

5.	Lock-up Undertaking

5.1	With respect to the New Shares, the Seller hereby undertakes, as of now, for a period of 90 days from the Closing Date - except with the prior written consent of Energica – not to: (i) engage, directly or indirectly, in any sale, transfer, disposal or other transaction which has as its object or effect, directly or indirectly, the assignment or transfer to third parties, for any reason and in any form (including, without limitations, the granting of option rights, the creation of Restrictions) of the New Shares (or other financial instruments, including but not limited to financial participating instruments, which grant the right to purchase, subscribe for, convert into, or exchange for, the New Shares or other financial instruments, including financial participating instruments, that grant rights inherent in or similar to such shares or financial instruments); and (ii) not to approve and/or carry out transactions on derivative instruments, which have the same effects, even if only economic, as the transactions referred to above.

6.	Multiple voting shares waiver

6.1	The Investor agree to waive any right of conversion of the New Shares in any special class of shares having multiple voting rights to be issued by the Company.

7.	Observer

7.1	The Company shall invite a representative of the Investor that is reasonably acceptable to the Company to attend the meetings of the Board of Directors (“Observer”); provided, however, that the Company reserves the right to withhold any information and to exclude such Observer from any meeting or portion thereof if (i) the Board of Directors reasonably believes that access to such information or attendance at such meeting could result in an actual or potential conflict of interest or (ii) the Board reasonably believes that such exclusion from information or attendance is necessary or advisable to protect the corporate interest of the Company.

7.2	The Investor hereby appoints Tony Sklar, to act as the initial Observer (“Initial Observer”) and the Company agrees that the Initial Observer is reasonably acceptable to the Company. The Investor may remove the Initial Observer at any time upon prompt written notice to the Company and may replace the Initial Observer with another individual (subject to the requirements of this Agreement).

8.	Right of first refusal on future financing

8.1	From the date of the Closing until 30 September, 2021, upon any equity financing by the Company through the issuance of Company’s shares (“Subsequent Financing”), the Investor shall have the right to participate in such Subsequent Financing as provided herein. At least 5 Business Days prior to the closing of the Subsequent Financing, the Company shall deliver to the Investor a written notice regarding its intention to participate in the Subsequent Financing (“Financing Notice”). The Investor shall notify the Company on the 5th Business Day after their receipt of the Financing Notice of its willingness to provide the Subsequent Financing on the terms described in the Financing Notice, subject to completion of mutually acceptable documentation.

8.2	The right of first refusal on financing provided Paragraph 8.1 shall not apply to transactions involving the following:

(a)	any issuances of ordinary shares as a result of the exercise of options or warrants or conversion of convertible notes which are granted or issued prior to the date of this Agreement or to be issued in compliance with the investment agreement entered in by and between Energica and Negma Group Ltd;

(b)	issuance of ordinary shares of the company to be offered for subscription to CRP Meccanica and CRP Technology (with the exclusion of the option right of the existing shareholders) up to euro 2 million.

(c)	issuance of ordinary shares of the company to be offered for subscription to existing and new shareholders (with the exclusion of the option right of the existing shareholders) up to euro 3 million as provided in Recital (H).

TITLE V

– FINAL PROVISIONS –

9.	Notices

9.1	All notices between the Parties to be given under or howsoever relating to this Agreement shall be given in writing and transmitted (i) by hand delivery, or (ii) registered letter with return receipt, or (iii) certified electronic mail, or (iv) telefax or electronic mail confirmed by registered letter with return receipt, to the following addresses (or to any other address that may be subsequently notified by the Parties in accordance with this Paragraph 9.1:

if to Energica:	Via Cesare della Chiesa, 150, Modena (MO) lcevolini@energicamotor.com
With copy to:	NCTM Studio Legale Associato Via Agnello, 12 – 20121 Milan E-mail: lukas.plattner@nctm.it
if to the Investor:	1441 Broadway, Suite 5116, New York, NY 10018 ir@ideanomics.com
With copy to:	Venable, LLP. 270 Avenue of the Americas, 24 floor, New York, NY 10020 E-mail wnhaddad@venable.com

9.2	The notices given pursuant to Paragraph 9.1 shall be deemed duly served:

(a)	if delivered by hand or sent by registered letter or certified email, on the date of delivery, as shown in the relevant receipt;

(b)	if sent in advance via facsimile or non-certified email, when received in a readable format by the recipient but subject to confirmation of the receipt of the register letter, it being understood that any notice received on a day other than a Business Day or after 6 pm of a Business Day shall be deemed served on the following Business Day.

10.	Entire Agreement

10.1	The understandings contained in this Agreement represent the full and complete expression of the Parties’ intention in connection with the transaction regulated hereunder and, as such, supersede and novate any other previous agreement of whatever form and kind, between them.

11.	Costs

11.1	Each Party shall bear any and all expenses and costs incurred or to be incurred in relation to the negotiation and execution of this Agreement, including, without limitation, any costs payable for legal and professional assistance as well any further costs that may be required to implement the understandings contained herein up to the Closing Date.

11.2	Registration taxes relating to this Agreement or endorsement fees, if payable, and, in general, the costs of the operations to implement the transfer of the Shares shall be borne by the Investor.

11.3	Any tax costs and charges shall be shared between the Parties according to the applicable provisions of Law.

12.	Confidentiality

12.1	The Parties undertake to keep strictly private and confidential any information concerning their commitments relating to this Agreement, the transaction regulated hereunder and any other agreement or deed implementing and or relating to this Agreement. The disclosure of any information to third parties shall be allowed only insofar as it is necessary to perform this Agreement, or fulfil any obligation of the Law or any Order including EU market abuse regulation. The confidentiality obligation under this Article 12 shall be effective for 2 years from the date of execution of this Agreement.

13.	Amendments

13.1	Any amendment or addition to this Agreement shall be valid and effective only if contained in a specific amendment deed entered into in writing by the Parties.

14.	Assignment

14.1	Unless otherwise agreed under specific provisions of this Agreement, no Party shall be entitled to wholly or partly assign this Agreement or any of the rights or obligations arising therefrom without the other Party’s prior written consent.

15.	Tolerance

15.1	Any tolerance by a Party of any conduct of the other Party that may amount to a breach of the provisions of this Agreement shall not be regarded as a waiver of the rights arising from the provisions breached or of the right to claim for due performance of all terms and conditions of this Agreement.

16.	Applicable law

16.1	This Agreement shall be governed and construed according to the laws of the Republic of Italy.

17.	Exclusive jurisdiction

17.1	Without prejudice to the above, any legal proceedings howsoever connected with this agreement shall be subject to the exclusive jurisdiction of the Courts of Milan.

* * * * * * * * *

We are looking forward to being notified of your acceptance.

Yours sincerely,

Energica Motor Company S.p.A.

/s/ Livia Cevolini, CEO

For acceptance and confirmation

Ideanomics, Inc.

/s/ Alfred Poor, CEO